Exhibit 10.17

Execution Copy

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is made as of September 15, 2013 (but in no case before the Termination Date), by and between Akebia Therapeutics, Inc., a Delaware corporation (the “Company”), and Joseph H. Gardner (“Employee”) under the following circumstances:

A. The Company and Employee have agreed to sever their employment relationship as of September 15, 2013 (the “Termination Date”).

B. The Company has proposed, and Employee has agreed to, certain individualized separation benefits in connection with his termination from employment.

NOW, THEREFORE, the parties agree, in consideration of the provisions and payments described below, contract, covenant and agree as follows:

1. On or by the Termination Date, Employee shall be awarded 21,153 shares of the Common Stock of the Company (“New Shares”), such that those shares of Company Common Stock owned by Employee together with all options to purchase Company Common Stock (including, but not limited to, the New Shares and the stock granted pursuant to the Consulting Agreement by and between the Company and Employee of even date herewith) shall collectively represent, in the aggregate, approximately 2.5% of the Company’s Common Stock outstanding as of the Termination Date on a fully-diluted and as-converted basis (all of the foregoing, “Employee’s Common Equity”). All of Employee’s Common Equity shall be fully-accelerated and fully-vested as of the Termination Date, exercisable in accordance with the provisions of the respective award agreements relating to each such award and otherwise subject to the terms and conditions of each such applicable award agreement, including, but not limited to, those provisions relating to expiration. Except for the foregoing Employee’s Common Equity, and except as otherwise may be determined by the Board of Directors of the Company (the “Board”) from time to time after the date of this Agreement in its discretion, Executive shall not have any right to be issued shares of the Company’s capital stock or options, warrants or other rights to acquire any capital stock of the Company.

In connection with the Company’s May 2013 Series C Preferred Stock financing, the Board of Directors of the Company (the “Board”) approved a “Carve-Out” plan for Company employees, as generally described in the document attached hereto as Exhibit A. It is anticipated that such plan shall accommodate and allow for the Board to make (i) discretionary awards thereunder to eligible participants, as well as (ii) awards thereunder that are based upon the relative incentive equity holdings of eligible participants. Employee shall be entitled to participate in the latter awards, and shall participate therein on the same proportional basis and in accordance with the same proportional principles as the other eligible participants.

2. The Company agrees to pay Employee for all Paid Time Off (“PTO”) accrued but unused as of the Termination Date. Payment for accrued but unused PTO will be made in a lump sum on the first payroll date that is as least eight (8) days after the Employee signs and does not revoke this Agreement. Employee will not accrue additional PTO after the Termination Date.

3. The Company (i) shall make such COBRA coverage (or equivalent medical benefits after the termination of COBRA) available for at least 18 months after the Termination Date and (ii) shall pay the actual premiums to continue such medical insurance coverage during the Severance Period (provided that such COBRA continuation shall terminate upon commencement of new employment by an employer that offers health care coverage to its employees).

4. The Company agrees not to contest Employee’s application for unemployment benefits.

5. Employee agrees that the separation benefits provided by this Agreement are in excess of any separation benefits for which he might have been eligible, or entitled to, under Company policy or practice, and that he waives the right to receive any additional payment under any such Company policy or practice. Employee further agrees that the separation benefits described in Sections 1-4 of this Agreement are valid and sufficient consideration for the releases and waivers provided by Employee under this Agreement.

6. For and in consideration of the separation benefits provided by this Agreement, Employee on behalf of himself or anyone claiming by, through, or under him (including without limitation his heirs, executors, administrators, attorneys, successors, assigns, and agents), fully settles, releases, and forever discharges the Company, and its present and former Affiliates (which term, for the purposes of this Agreement shall include, without limitation, Aerpio Therapeutics, Inc.), related persons, associations, corporations, entities, parents, subsidiaries, predecessors, partners, principals, officers, directors, shareholders, agents, attorneys, insurers, successors and assigns (collectively “Released Parties”), of and from any and all past, present or future liability, claims, rights, demands, obligations, controversies, damages, costs, expenses (including reasonable attorneys’ fees), actions, causes of actions, or compensation of any nature whatsoever, known or unknown, arising, directly or indirectly, up to and including the day Employee signs this Agreement, out of or related to his employment or his termination from employment with the Company, including, but not limited to, any claims which have been or could have been brought for discrimination under federal, state, or local law, as well as any claims or causes of action under any law dealing with employment torts, intentional torts, employee benefits, wrongful discharge, retaliation, breach of contract, implied contract, promissory estoppel, wage and hour violations, violation of public policy, workers’ compensation or personal injury, as well as claims for wages, overtime pay, vacation pay, commissions, bonuses, profit sharing, expenses, benefits, termination pay, separation pay, reasonable notice or pay in lieu of such notice, and including all claims and benefits that are or may be available to Employee under his Employment Agreement by and between Employee and the Company dated May 2, 2007 (Employee’s “Employment Agreement”).

7. Employee further expressly and specifically waives any and all rights or claims under the Age Discrimination in Employment Act of 1967 and the Older Workers Benefit Protection Act (collectively the “Act”), and acknowledges and agrees that this waiver of any right or claim under the Act (the “Waiver”) is knowing and voluntary, and specifically agrees as follows: (a) that this Agreement and this Waiver is written in a manner which Employee understands; (b) that this Waiver specifically relates to rights or claims under the Act; (c) that Employee does not waive any rights or claims under the Act that may arise after the date of execution of this Agreement; (d) that Employee waives rights or claims under the Act in exchange for consideration in addition to anything of value to which Employee is already entitled; and (e) that Employee is advised in writing to consult with an attorney prior to executing this Agreement.

8. Employee acknowledges and understands that to obtain the benefits herein, Employee must accept this Agreement by signing within twenty-one days of receipt. Employee further acknowledges and understands that Employee may revoke acceptance of this Agreement within seven (7) days of such acceptance.

9. Employee covenants not to sue the Released Parties with respect to any claim released pursuant to this Agreement. Moreover, Employee agrees that in the event Employee violates this covenant, Employee will pay all expenses and costs incurred by Released Parties in defending against such lawsuit, administrative charge, or complaint. Nothing in this paragraph or in this Agreement is intended or shall be deemed to prohibit Employee from participating, or cooperating with the Equal Employment Opportunity Commission (the “EEOC”), in any action brought by the EEOC. Employee agrees and acknowledges, however, that he is not entitled to and will not seek or permit anyone to seek on his behalf any personal, equitable or monetary relief in any such action.

10. Employee also agrees to return all Company property on or before the Termination Date.

11. Employee agrees that the provisions of and obligations contained in Section 6 of the Employment Agreement survive this Agreement and are incorporated into this Agreement and shall remain in full force and effect, but all remaining provisions of the Employment Agreement are hereby irrevocably extinguished and cancelled. Notwithstanding the foregoing, Employee’s performance of his duties to Aerpio Therapeutics, Inc. or its successors shall be permissible under the Employment Agreement and any other agreement with the Company.

12. The parties agree not to make any statements that disparage the other party, its respective Affiliates, employees, officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 12. Employee and the Company agree that any violation of this Section 12 will constitute a material breach of this Agreement.

13. In connection with the termination of the employment relationship, Employee hereby resigns from the Board of Directors of the Company, effective as of the Termination Date. Moreover, from and after the Termination Date, Employee will proactively, collaboratively and in good faith cooperate in facilitating the transition to the Company of all relevant corporate, business and operational matters, including but not limited to all banking and other financial accounts as well as all corporate and commercial relationships.

14. Employee agrees that this Agreement and each of its terms and conditions are and shall remain confidential. Employee also agrees that except for discussions with his financial counsel, spouse, and/or legal counsel, he will not disclose the existence of the Agreement or any of its terms and conditions, unless required to do so by law. Employee agrees that any violation of this policy by him will result in the forfeiture of any and all claims or entitlements under the Agreement.

15. This Agreement does not constitute an admission by the Company that it has violated any contract, law, or regulation, or in any way infringed Employee’s rights or privileges.

16. The provisions of this Agreement are divisible. If any provisions shall be deemed invalid or unenforceable, it shall not affect the applicability or validity of any other provision of this Agreement, but rather such provision shall be amended to the extent necessary to render it valid and enforceable.

17. The terms of this Agreement represent the entire agreement between the parties and the only consideration for signing this Agreement. No other promises or agreements of any kind have been made to or with the parties to cause them to execute this Agreement. The parties state that they have carefully read this Agreement, that its contents have been fully explained to them; that they have been given adequate time to consider the Agreement; that they have had full opportunity to review its contents with their own legal counsel; and that they know and understand its contents and its legal effect, including, but not limited to, its binding effect, and that they sign this Agreement as their own free act and deed.

18. This Agreement, together with the award agreement relating to the Stock Options, contains the complete understanding between the parties with regard to the subject matter hereof. The terms of this Agreement may not be changed, amended or waived except by another written agreement signed by both parties.

19. This Agreement shall be construed, interpreted and applied in accordance with the law of the State of Ohio.

20. Notices. All notices, approvals, consents, requests or demands required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficiently given (i) upon delivery, if delivered by hand (ii) one business day after transmission, if sent by facsimile (confirmation received) or (iii) one business day after the business day of deposit with a reputable overnight courier for next business day delivery, freight prepaid (signature of receipt obtained). Notice in each case shall be addressed to the party entitled to receive such notice at the following address (or other such addresses as the parties may subsequently designate):

If to the Company:

Akebia Therapeutics, Inc.

Attn: President

9987 Carver Road, Suite 420

Cincinnati, Ohio 45242

Fax:

If to the Executive:

Joseph Gardner

4060 Boomer Road

Cincinnati, Ohio 45247

Fax:

With a copy to:

Dinsmore & Shohl LLP

255 E. Fifth Street

Cincinnati, Ohio 45202

Fax: 513-977-8141

Attn: Lee M. Stautberg, Esq.

With copies of all notices also to go to Company counsel as follows:

Thompson Hine

312 Walnut Street, 14th Floor

Cincinnati, Ohio 45202

Fax: 513-241-4771

Attn: David J. Willbrand

- Signature Page Follows -

Exhibit 10.17

Execution Copy

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the year and date first written above.

Akebia Therapeutics, Inc.

/s/ Muneer A. Satter
By: Muneer A. Satter
Its: Chairman

Employee:

/s/ Joseph H. Gardner
Joseph H. Gardner

ACKNOWLEDGMENT

Employee, in connection with his execution of this Agreement, acknowledges the following:

1. that he is waiving rights or claims arising under the Age Discrimination in Employment Act;

2. that he has been advised by the Company to consult with an attorney prior to executing this Separation Agreement;

3. that he has had a period of up to 21 days in which to consider this Agreement;

4. that for a period of 7 days following execution of this Agreement, he may revoke the Agreement, and that the Agreement shall not become effective or enforceable until the 7-day revocation period has expired.

Date: Sept. 6, 2013	Joseph H. Gardner

/s/ Joseph H. Gardner

Akebia Therapeutics, Inc.

/s/ Muneer A. Satter
Date: Sept. 17, 2013	By: Muneer A. Satter
Its: Chairman